Exhibit 7

LIMITED GUARANTY

This Limited Guaranty (this “Limited Guaranty”), dated as of December 11, 2015, by Mr. Roc Yunpeng Cheng (“Mr. Cheng”) and Charming China Limited (“Charming China”) (each, a “Guarantor” and collectively, the “Guarantors”), in favor of Taomee Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

This Limited Guaranty is one of three substantially identical guaranties (such other limited guaranties, the “Other Limited Guaranties”), with the other being made by Mr. Benson Haibing Wang, Joy Union Holdings Limited and Orient Ruide Capital Management (Shanghai) Co., Ltd. (the “Other Guarantors”) to the Guaranteed Party on the date of this Limited Guaranty.

1.                                      Limited Guaranty. (a)  To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date of this Limited Guaranty (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Orient TM Parent Limited, a Cayman Islands company (“Parent”), Orient TM Merger Limited, a Cayman Islands company (“Merger Sub”) and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party surviving the merger and become a wholly owned subsidiary of Parent, each Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, as the primary obligor and not merely as surety, on the terms and subject to the conditions herein, the due and punctual payment, performance and discharge of 10% of the payment obligations of Parent to the Guaranteed Party under Sections 6.08(b), 8.06(b) and 8.06(c) of the Merger Agreement as and when due (the “Guaranteed Obligations”), provided, that in no event shall the Guarantors’ liability under this Limited Guaranty exceed an amount equal to (a) US$710,000 (the “Maximum Amount”) minus (b) any portion of the Guaranteed Obligations actually paid by Parent or Merger Sub in accordance with the terms hereof and under the Merger Agreement; provided, further, that the Guarantors shall have no obligations with respect to the payment obligations of Parent under Sections 6.08(b) and 8.06(c) unless the underlying expenses are evidenced by invoice or other written evidence, in each case, to the reasonable satisfaction of the Guarantors.  This Limited Guaranty may be enforced for the payment of money only.  All payments hereunder shall be made in United States dollars, in immediately available funds.  The Guarantors shall make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guaranty.  Each Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance on this Limited Guaranty.

(b)                                 Subject to the terms and conditions of this Limited Guaranty, if Parent fails to fully and timely discharge any of the Guaranteed Obligations when due, then all of the Guarantors’ liabilities and obligations to the Guaranteed Party hereunder in respect of the Guaranteed Obligations shall, on demand, become immediately due and payable and each Guarantor hereby agrees to promptly fully perform and discharge, or to cause to be promptly fully performed or discharged, any such Guaranteed Obligations.  In furtherance of the foregoing, each Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against any Guarantor for the Guaranteed Obligations (subject to the Maximum Amount), regardless of whether any action is brought against Parent, Merger Sub or any Other Guarantor, or whether Parent, Merger Sub or any Other Guarantor is joined in any action or actions.  Each Guarantor agrees to pay all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder, but only to the extent that it has been finally determined in accordance with Section 11 that each Guarantor is liable for, but has failed to perform, the Guaranteed Obligations hereunder.

(c)                                  The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guaranty were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against any Guarantor to prevent breaches of this Limited Guaranty and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction.  Each Guarantor further agrees not to oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) the Guaranteed Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity (collectively, the “Prohibited Defenses”).

2.                                      Nature of Guaranty. The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder.  Subject to the terms hereof, the Guarantors’ liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub.  In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, each Guarantor shall remain liable hereunder with respect to such Guaranteed Obligations (subject to the Maximum Amount) as if such payment had not been made.  This Limited Guaranty is an unconditional guarantee of payment and not of collectibility.

3.                                      Changes in Guaranteed Obligations, Certain Waivers. Each Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting the Guarantors’ obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. Each Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Parent, Merger Sub and the Guaranteed Party in connection with any of the Guaranteed Obligations; (c) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of any Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge or release of Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement) of any Guarantor or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off, judgment or other right which such Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations;  (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (h) any other act or omission that may in any manner or to any extent vary the risk of or to such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than a discharge or release of the Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge or release of Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement); or (i) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations.  To the fullest extent permitted by Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party.  Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent or Merger Sub pursuant to the Merger Agreement or notices expressly provided pursuant to this Limited Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than a breach by the Guaranteed Party of this Limited Guaranty).  Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.  Each Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any proceeding asserting (i) the Prohibited Defenses, or (ii) subject to clause (ii) of the last sentence of Section 5 hereof, that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms, in each case subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.                                      No Waiver; Cumulative Rights.  No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof.  The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against any Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5.                                      No Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or Other Guarantors, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or Other Guarantors, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Limited Guaranty shall have been paid in full in immediately available funds.  If any amount shall be paid to a Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Guaranteed Obligations and all other amounts payable under this Limited Guaranty, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied against all amounts payable by such Guarantor under this Limited Guaranty whether matured or unmatured, or to be held as collateral for any Guaranteed Obligations or all other amounts payable under this Limited Guaranty thereafter arising.  Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise, the Guaranteed Party hereby agrees that subject to Section 3 hereof: (i) to the extent Parent or Merger Sub is relieved of any of the Guaranteed Obligations under the Merger Agreement, each Guarantor shall be similarly relieved of its corresponding payment obligations under this Limited Guaranty; and (ii) each Guarantor shall have all defenses to the payment of its obligations under this Limited Guaranty that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party hereunder or any breach by the Guaranteed Party of any of the terms or provisions hereof.

6.                                      Representations and Warranties. Mr. Cheng hereby represents and warrants that (i) he has all requisite power and authority to execute, deliver and perform this Limited Guaranty; and (ii) the execution, delivery and performance of this Limited Guaranty do not, or will not, as the case may be, conflict with or violate any applicable Law or contractual restriction binding on the Guarantor or his assets.

Charming China hereby represents and warrants that (i) it is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) it has all corporate power and authority to execute, deliver and perform this Limited Guaranty; and (iii) the execution, delivery and performance of this Limited Guaranty (A) have been duly authorized by all necessary corporate action, and (B) do not, or will not, as the case may be, conflict with or violate any provision of its organizational documents, applicable Law or contractual restriction binding on the Guarantor or its assets.

Each Guarantor hereby represents and warrants that:

(a)                                 except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guaranty by the Guarantor;

(b)                                 this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(c)                                  the Guarantor has the financial capacity to pay and perform his/its obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill his/its obligations under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 9 hereof.

7.                                      No Assignment. The provisions of this Limited Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Limited Guaranty nor any rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that no assignment by either party shall relieve the assigning party of any of its obligations hereunder.  Any purported assignment in violation of this Limited Guaranty will be null and void.

8.                                      Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested).  All notices, requests, claims, demands and other communications hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8):

(a)                                 If to the Guarantors:

c/o Taomee Holdings Limited

16/F, Building No. A-2,

No. 1528 Gumei Road, Xuhui District

Shanghai 200233, People’s Republic of China

Attention: Roc Yunpeng Cheng

Telephone: +86 21 6128 0056

Email: roc@taomee.com

with a copy to:

Shearman & Sterling

12th Floor, Gloucester Tower

The Landmark, 15 Queen’s Road Central

Hong Kong

Attention:  Stephanie Tang

Facsimile:  +852 2140 0328

Email: stephanie.tang@shearman.com

(b)                                 If to the Guaranteed Party:

Taomee Holdings Limited

16/F, Building No. A-2,

No. 1528 Gumei Road, Xuhui District

Shanghai 200233

People’s Republic of China

Attention:  Sam Lawn

Telephone: +86 21 6128 0056

Facsimile:  +86 21 3367 4012

Email: samlawn@taomee.com

with a copy to:

Ropes & Gray

41st Floor, One Exchange Square

8 Connaught Place

Hong Kong

Attention: James T. Lidbury

Telephone:  +852 3664 6521

Facsimile: +852 3664 6454

Email: James.Lidbury@ropesgray.com

9.                                      Continuing Guaranty. Subject to last sentence of Section 5, this Limited Guaranty shall remain in full force and effect and shall be binding on the Guarantors, its successors and assigns until all of the Guaranteed Obligations have been fully performed.  Notwithstanding the foregoing, this Limited Guaranty shall terminate and the Guarantors shall have no further obligations under this Limited Guaranty as of the earlier of: (i) the Effective Time and (ii) the date falling ninety (90) days from the date of the termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a bona fide written claim for payment of any Guaranteed Obligation to the Guarantors by such date; provided, that, if the Guaranteed Party has presented such a bona fide written claim by such date, this Limited Guaranty shall terminate upon the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 11 hereof.  If any payment or payments made by Parent or Merger Sub or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the Guaranteed Obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

10.                               No Recourse.  The Guarantors shall have no obligations under or in connection with this Limited Guaranty except as expressly provided by this Limited Guaranty.  No liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them, under any theory of liability (including without limitation by attempting to pierce a corporate or other veil or by attempting to compel any party to enforce any actual or purported right that they may have against any Person) against any former, current or future equity holders, controlling Person, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any Guarantor, Merger Sub or Parent, or any former, current or future equity holders, controlling Persons, directors, officers, employees, agents, general or limited partners, managers, members or Affiliates of any of the foregoing, excluding however the Guarantors, Parent and Merger Sub (each a “Non-Recourse Party” and collectively the “Non-Recourse Parties”) in any way under or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument executed or delivered in connection with this Limited Guaranty or the Merger Agreement or the transactions contemplated hereby or thereby, except for claims (i) against any Guarantor and its successors and assigns under this Limited Guaranty pursuant to the terms hereof, (ii) for the avoidance of doubt, against Parent and Merger Sub and their respective successors and assigns under the Merger Agreement pursuant to the terms thereof, and (iii) against the Sponsor and its successors and assigns under the Equity Commitment Letter ((i), (ii) and (iii) together, the “Retained Claims”); provided that in the event any Guarantor (x) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the aggregate sum of such Guarantor’s remaining net assets plus uncalled capital is less than the Maximum Amount, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if such Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of such Guarantor hereunder.

11.                               Governing Law; Jurisdiction.  This Limited Guaranty shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.  All Actions arising out of or relating to this Limited Guaranty shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the New York State Supreme Court Commercial Division in and for New York County, New York.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such Action in the manner set forth in Section 8 or any other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby (a) submits to the exclusive jurisdiction of any of the above-named courts for the purpose of any Action arising under the laws of the State of New York out of or relating to this Limited Guaranty brought by any party hereto and (b) irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Limited Guaranty and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guaranty and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 11, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Limited Guaranty, or the subject matter hereof, may not be enforced in or by such courts.

12.                               Waiver of Jury Trial.  Each party hereto hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable law any right it may have to trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Limited Guaranty.

13.                               Counterparts.  This Limited Guaranty may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14.                               Severability.  If any term or other provision of this Limited Guaranty is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guaranty shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Limited Guaranty may not be enforced against any Guarantor without giving effect to the Maximum Amount or the provisions set forth in Section 10 hereof.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

15.                               No Third Party Beneficiaries.  Except for the rights of the Non-Recourse Parties provided hereunder, this Limited Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guaranty is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein.

16.                               Miscellaneous.

(a)                                 This Limited Guaranty, together with the Merger Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(b)                                 No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantors in writing.

(c)                                  The descriptive headings contained in this Limited Guaranty are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Limited Guaranty.

(d)                                 Each of the parties to this Limited Guaranty acknowledges that it has been represented by independent counsel in connection with this Limited Guaranty and the transactions contemplated by this Limited Guaranty. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Limited Guaranty against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Limited Guaranty to be executed and delivered as of the date first written above.

GUARANTEED PARTY:

TAOMEE HOLDINGS LIMITED

By:	/s/ Sam Lawn
Name: Sam Lawn
Title: CFO

IN WITNESS WHEREOF, the parties have caused this Limited Guaranty to be executed and delivered as of the date first written above.

GUARANTOR:

ROC YUNPENG CHENG

/s/ Roc Yunpeng Cheng

IN WITNESS WHEREOF, the parties have caused this Limited Guaranty to be executed and delivered as of the date first written above.

GUARANTOR:

CHARMING CHINA LIMITED

By:	/s/ Roc Yunpeng Cheng
Name: Roc Yunpeng Cheng
Title: Director